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Exhibit (a)(1)(P)

Press Release

thinkorswim Exchange Offer Threshold Price

        NEW YORK—June 10, 2009—On April 17, 2009, thinkorswim Group Inc. (NASDAQ: SWIM; "thinkorswim"), a leading provider of online brokerage and investor education services, commenced a stock option exchange program to permit thinkorswim's eligible employees and independent contractors to exchange certain thinkorswim options for restricted stock units (the "exchange offer"), to be assumed by TD AMERITRADE Holding Corporation ("TD AMERITRADE") in connection with TD AMERITRADE's acquisition of thinkorswim. The exchange offer is scheduled to expire at 4:00 p.m., Eastern Time, on June 11, 2009, provided that the closing conditions to the exchange offer, set forth in the Offer to Exchange dated April 17, 2009, are satisfied.

        This press release is to inform those individuals eligible to participate in the exchange offer that the threshold exercise price establishing those thinkorswim options eligible for exchange has been determined. The threshold exercise price is $10.50, representing the sum of (i) $3.34 and (ii) the product of (A) 0.3980 times (B) $17.991, the volume-weighted average price for a share of common stock of TD AMERITRADE, rounded to the nearest one-tenth of a cent, as reported on the NASDAQ Global Select Market for June 10, 2009. Options granted to eligible individuals with a per share exercise price equal to or greater than the threshold exercise price are eligible for tender in the exchange offer.

About thinkorswim Group Inc.

        thinkorswim Group Inc. (www.thinkorswim.com) offers market-leading online brokerage, investor education and related financial products and services for self-directed investors and active traders. thinkorswim Inc., our award-winning online brokerage division, provides a suite of trading platforms serving self-directed and institutional traders and money managers. thinkorswim platforms have easy-to-use interfaces, sophisticated analytical and research tools, and fast and efficient order execution for even the most complex trading strategies. thinkorswim customers trade a broad range of products including stock and stock options, index options, futures and futures options, forex, mutual funds and fixed income. Investools' Education Group offers a full range of investor education products and services that provide lifelong learning in a variety of interactive delivery formats. Investools' graduates can then apply what they've learned by trading with thinkorswim's online brokerage platforms.

Additional Information and Where to Find It

        On April 17, 2009, thinkorswim filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule TO commencing the stock option exchange program. Persons who may be eligible to participate in the stock option exchange program should read the Tender Offer Statement on Schedule TO, including the offer to exchange and other related materials, because they contain important information about the stock option exchange program. Stockholders and option holders of thinkorswim may obtain these written materials and other documents filed by thinkorswim with the SEC free of charge from the SEC's website at www.sec.gov.

Safe Harbor

        This press release may contain forward-looking statements. Such forward-looking statements may be identified by words such as "believe," "intend," "expect," "may," "could," "would," "will," "should," "plan," or similar statements. All forward-looking statements are based largely on current expectations, beliefs and assumptions concerning future events that are subject to substantial risks and uncertainties.

These risks and uncertainties include, but are not limited to: general changes in economic conditions and changes in conditions affecting the financial services industry specifically, regulatory developments that affect the way we market or sell our products and services, our inability to protect our proprietary technology, our ability to sell existing products and services in both new and existing markets, and other factors which are more fully described in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, actual results may vary in material aspects from those currently anticipated. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

Investor Contact:

Ida Kane, SVP and CFO
801.816.6918
 ida.kane@thinkorswimgroup.com

Frank Milano
203.682.8343
 frank.milano@icrinc.com

Media Contact:

Fran Del Valle
212.717.5499
 frances.delvalle@influencecentral.com

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  Exhibit (a)(1)(P)